SCHEDULE A-5

DIRECTORS AND EXECUTIVE OFFICERS OF

Ninety Fourth Investment Company LLC

The following table sets forth the name, present principal occupation or employment, and the name and principal business of the corporation or organization in which the employment is conducted for each member of the board of directors of Ninety Fourth Investment Company LLC.  Each director of Ninety Fourth Investment Company LLC, except where indicated below, is a citizen of the United Arab Emirates.  Except where indicated below, the business address of each such executive officer and director is Ninety Fourth Investment Company LLC, P.O. Box 45005, Abu Dhabi, United Arab Emirates.  Information about the other Reporting Persons is set forth in Item 2 of this Schedule 13D.

Name	Business Address	Position

Kofi Erskine Aduku (United Kingdom)	P.O. Box 45005, Abu Dhabi, United Arab Emirates	Executive Director of Treasury & Investor Relations at Mubadala Investment Company PJSC

Muhammad Tashlim Baureck (Mauritius)	P.O. Box 45005, Abu Dhabi, United Arab Emirates	Executive Director, Investment Operations & Reporting at Mubadala Investment Company PJSC

Olga Cicatelli (Italy)	P.O. Box 45005, Abu Dhabi, United Arab Emirates	Senior Legal Counsel, Group Regulatory & Corporate Legal Affairs at Mubadala Investment Company PJSC